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                                Exhibit 11


                   XIONICS DOCUMENT TECHNOLOGIES, INC.
                CALCULATION OF NET INCOME (LOSS) PER SHARE
    FOR THE THREE AND NINE MONTH PERIODS ENDED September 30, 1997 AND 1996
                                                          Three Months Ended
                                                        ---------------------
                                                 September 30,  September 30,
                                                            1997         1996

                                                        ---------   ---------
Net Income (Loss)                                      $(954,215)    $837,040

Reconciliation of average number of shares outstanding
to amount used in net income (loss) per share computation:
      Weighted average number of shares outstanding         11,690,697   6,698,934
      Assumed exercise of stock options                                  2,357,612
      Weighted average number of shares outstanding,        ----------  ----------
      as adjusted                                                        9,056,546


Net Income (Loss) per share                                     $(0.08)      $0.09
                                                            ----------  ----------

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